Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into and effective as of July 5, 2021 (the “Effective Date”), by and between Mawson Infrastructure Group Inc., a Delaware corporation (“Buyer”), and Kyle M. Hoffman (“Seller”). Each of Seller and Buyer may be referred to separately herein as a “Party” and together as the “Parties.”

RECITALS

A. Seller is a member of Luna Squares LLC, a Delaware limited liability company fka Innovative Property Management LLC (the “Company”), which is governed by that certain Amended and Restated Limited Liability Company Agreement of the Company dated August 21, 2020, as amended from time to time (the “LLC Agreement”).

B. Seller desires to sell, transfer and tender to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right, title and interest in and to his Membership Interests (as defined in the LLC Agreement) of the Company (the “Purchased Membership Interests”), upon the terms and conditions set forth herein, including the representations and warranties provided for below (collectively, the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer and tender to Buyer, the Purchased Membership Interests, which represent 25% of the total Interests of the Company and 100% of the Interests or other equity interest of the Company owned by Seller.

2. Purchase Price. As consideration for Seller selling the Purchased Membership Interests and entering into this Agreement, Buyer shall pay Two Hundred Thousand Dollars ($200,000.00) to Seller (the “Purchase Price”) as follows:

2.1 Buyer will pay Seller Fifty Thousand Dollars ($50,000.00) by check or wire transfer to an account provided by Seller on the Effective Date at the Closing;

2.2 Buyer will issue shares of its common stock (“Buyer Stock”) with a Fair Market Value of Fifty Thousand Dollars ($50,000.00) to Seller promptly after the Closing. For purposes of this Agreement, the “Fair Market Value” means, the closing price or last sale price of a share of Buyer Stock reported on the primary nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market on which the Buyer Stock trades, for the Business Day immediately before the date on which such stock is issued.

2.3 Buyer will pay Seller Fifty Thousand Dollars ($50,000.00) by check or wire transfer to an account provided by Seller within ten (10) days after Buyer has received written confirmation from Electric Cities of Georgia (ECG) representative, that 1 MW of the Buyer’s owned and operated ASIC miners are online and working, to the satisfaction of the Buyer, in Acre 2 (the “Milestone”);

2.4 Buyer will issue to Seller shares of Buyer Stock with a Fair Market Value of Fifty Thousand Dollars ($50,000.00) promptly after the occurrence of the Milestone, subject to Seller entering into and delivering to Buyer a subscription agreement in form and substance acceptable to Buyer, and which provides representations and warranties by Seller establishing facts on which Buyer can rely on issuing such Buyer Stock as being exempt from all applicable securities registration and qualification laws.

3. Closing. The Transaction shall be effective simultaneously with the effectiveness of this Agreement on the Effective Date (the “Closing”). Seller shall deliver the following documents and instruments, all of which shall be dated, effective and delivered for all purposes as of, the Effective Date unless otherwise provided therein: (a) certificates representing the Purchased Membership Interests, if any; (b) necessary documents of transfer with regard to the Purchased Membership Interests, including the Assignment attached hereto as Attachment A, (c) the amendment to the LLC Agreement attached hereto as Attachment B, (d) a subscription agreement for the Buyer Stock, attached hereto as Attachment C, and (e) anything else reasonably contemplated by this Agreement to be delivered in order to transfer the Purchased Membership Interests to Buyer.

4. Seller’s Representations and Warranties and Covenants. Seller represents and warrants and covenants the following to Buyer, each of which is true and correct as of the Effective Date:

4.1 Ownership of Interests. Seller holds of record and owns beneficially all right, title and interest in and to the Purchased Membership Interests free and clear of any restrictions on transfer, taxes, encumbrances, liens, claims, equities, liabilities and demands to which the Purchased Membership Interests are subject, including claims of community property ownership (unless such claims have been waived). Except for the LLC Agreement, Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any of the Purchased Membership Interests to anyone other than Buyer and Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the Purchased Membership Interests. Neither the Purchased Membership Interest nor any interest therein has been sold, assigned, endorsed, transferred, deposited under any agreement, hypothecated, pledged or disposed of in any manner by Seller. Other than as set forth in the LLC Agreement, neither Seller nor, to Seller’s knowledge has anyone else signed, any assignment, power of attorney, or other assignment or authorization respecting the same that is now outstanding and still in force as to the Purchased Membership Interest; and, no person firm, corporation or other entity has, or has asserted, any right, title, claim, equity, or interest in, to, or respecting any of the Purchased Membership Interest. Seller has full and complete authority to transfer the Purchased Membership Interests and is conveying clear and unencumbered title thereto. The Purchased Membership Interests sold by Seller hereunder represent all of the Interests, equity or other interest in any Company Group Member owned by Seller and, following the Effective Date, Seller shall have no further interest in any Interests and no interest, equity, or otherwise in any Company Group Member whatsoever. The Purchased Membership Interests represent 25% of the total Interests of the Company.

4.2 Authorization. Seller has the requisite power and authority to enter into this Agreement and any other agreement, document, exhibit or certificate to be executed or delivered in connection with the Transaction (collectively, the “Transaction Documents”) and to carry out the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller. This Agreement and the Transaction Documents constitute a valid and legally binding obligation of Seller enforceable in accordance with their terms, except as may be limited by (a) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief and other equitable remedies, (b) judicial principles with respect to provisions contrary to public policy, or (c) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, generally relating to creditors’ rights.

4.3 Related Parties. No affiliate or agent of Seller or member of the immediate family of Seller (a “Related Party”), or any corporation, partnership, limited liability company or other entity in which such Related Party is an officer, director, member, manager or partner, or in which such Related Party has a material ownership interest or otherwise controls (each, a “Related Party Entity”), is indebted to any Company Group Member, and no Company Group Member is indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

4.4 Investment Experience. Seller is experienced in evaluating, investing in and selling securities of companies similar to the Company and is able to fend for himself and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the sale of the Purchased Membership Interests hereunder.

4.5 Sufficient Information. Seller acknowledges that Seller has received and examined all information, including financial statements and information related to the Transaction and concerning the Company which Seller considers necessary to making an informed decision regarding the sale of the Purchased Membership Interests. Seller has had the opportunity to ask questions of, and receive answers from, the other manager, officers and agents of the Company concerning the status of the Company in connection with the sale of the Purchased Membership Interests. Seller hereby acknowledges that Seller is satisfied with the information provided to Seller and with the terms of this Agreement. Seller understands and agrees that Buyer makes no representation or warranty whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company or with respect to the value of the Purchased Membership Interests.

4.6 Reliance. Seller has relied solely on Seller’s own industry experience, and the independent investigations conducted by Seller in making a decision to sell the Purchased Membership Interests and acknowledges that no representations or agreements have been made to Seller other than those specifically set forth in this Agreement. Seller is not relying on any oral representation or warranty of Buyer, the Company or any person purported to be acting on behalf of Buyer or the Company. Seller is not relying on Buyer or the Company with respect to the tax and other economic considerations of the sale of the Purchased Membership Interests.

4.7 No Conflict. The execution and delivery of this Agreement, and the performance of all obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under any of the terms of a note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other contract, agreement or commitment binding upon Seller or any of his assets or properties, (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of Seller, and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the Company, Seller or any of its properties.

4.8 Litigation. There is no action, suit, or proceeding pending or investigation pending or action, suit, proceeding, or investigation threatened against Seller or any of its assets in any court or before any governmental agencies, or affecting the Purchased Membership Interests. To the knowledge of Seller, there is no action, suit, or proceeding pending or investigation pending or action, suit, proceeding, or investigation threatened against any Company Group Member or any of its assets in any court or before any governmental agencies.

4.9 Brokers’ Fees. Seller does not and will not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.10 General. No representation, warranty or other statement of Seller contained in this Agreement contains an untrue statement of material fact or, to the knowledge of Seller, omits to state a material fact necessary in order to make such representation, warranty or other statement, in light of the circumstances under which it was made, not misleading. Seller has not withheld from Buyer any documents or other information in its possession that, taken as a whole with all other documents and information in Buyer's possession, (a) would lead a reasonable person in Buyer's position to conclude that any such representation, warranty or other statement is untrue in any material respect, or (b) would be material to the decision of a reasonable person in Buyer's position to execute this Agreement and consummate this Transaction. Seller has delivered, or caused to be delivered, to Buyer true, correct and complete copies of the documents requested by Buyer in connection with the Transaction.

5. Buyer Representations and Warranties. Buyer represents and warrants the following to Jose, which is true and correct as of the Effective Date.

5.1 Authorization. Buyer has the requisite power and authority to enter into this Agreement and any other Transaction Documents and to carry out the transactions contemplated thereby. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer has been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement constitutes a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by (a) judicial principles respecting election of remedies or limiting the availability of specific performance, injunctive relief and other equitable remedies, (b) judicial principles with respect to provisions contrary to public policy, and (c) bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, generally relating to creditors’ rights.

5.2 Investment Experience. Buyer is experienced in evaluating, investing in and purchasing securities of companies similar to the Company and is able to fend for itself and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Membership Interests hereunder.

6. Miscellaneous.

6.1 Expenses. Except as otherwise provided for herein, each Party hereto shall be responsible for its own expenses accrued in connection with the negotiation, execution and consummation of this Agreement, including fees and expenses of its attorneys, accountants or consultants.

6.2 Successors and Assigns. All covenants, representations, warranties and agreements of the Parties contained herein shall be binding upon and inure to the benefit of their respective heirs, executors, administrators, personal representatives, successors and assigns.

6.3 Assignment; No Third Party Beneficiaries. No rights under this Agreement shall be assignable nor duties delegable by any Party. Nothing contained in this Agreement is intended to confer upon any person or entity, other than the Parties hereto, any rights or remedies under or by reason of this Agreement.

6.4 Further Assurances. Upon request, from time to time, the Parties shall execute and deliver all documents, make all rightful oaths, testify in any proceedings and do all other acts which may be necessary or desirable to carry out the transactions contemplated hereby.

6.5 Entire Agreement. This Agreement, the Transaction Documents and the exhibits hereto constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings of the Parties in connection herewith and therewith.

6.6 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

6.7 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the Party to whom notice is to be given or within five (5) business days if mailed to the Party to whom notice is to be given, by first class mail, registered, or certified, postage prepaid and properly addressed to the address of the Party on the signature page below.

6.8 Amendments and Waivers. Any term hereof may be amended only with the written consent of each of the Parties hereto.

6.9 Severability. If any provision hereof as applied to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity of enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration or scope of such provision or activity or area covered thereby, the Parties hereto agree that the court making such determination shall have the power to limit, construe or reduce the duration, scope, activity and/or area of such provision, and/or delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all Parties hereto and taken together shall constitute a single agreement, binding against each of the Parties. To the maximum extent permitted by law or by any applicable governmental authority, this Agreement may be transmitted by facsimile, electronic mail (including pdf) or other transmission method with the same validity as if it were an ink-signed document and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.11 Attorney Fees. Should any action or other proceeding be necessary to enforce any of the provisions of this Agreement the prevailing Party will be entitled to recover its reasonable attorney fees incurred in each and every action or proceeding, including any and all appeals or petitions therefrom.

6.12 Consent and Waiver. Each Party hereby consents to and ratifies the purchase and sale of the Purchased Membership Interests hereunder and waives any and all of the restrictions on transferring the Purchased Membership Interests under the LLC Agreement, and consents to the consummation of the transactions contemplated under this Agreement without complying with the terms of the LLC Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BUYER:

Mawson Infrastructure Group Inc.		Address:

Level 5, 97 Pacific
By:	/s/ James Manning	Highway North Sydney
Name:	James Manning	Australia 2060
Title:	CEO

SELLER:
Address:

/s/ Kyle M. Hoffman		5217 Cottage Bluff Ln, Knightdale NC 27545
Kyle M. Hoffman

[Signature page to Membership Interest Purchase Agreement]

Attachment A

Assignment

FOR VALUE RECEIVED, Kyle M. Hoffman (“Seller”), hereby sells, assigns and transfers unto Mawson Infrastructure Group Inc., 25% of the Membership Interests of Luna Squares LLC, a Delaware limited liability company fka Innovative Property Management LLC (the “Company”).

Seller hereby irrevocably constitutes and appoints any officer or manager of the Company as attorney to transfer the said interests on the books of the Company with full power of substitution in the premises.

Dated: July 5, 2021

/s/ Kyle M. Hoffman
Kyle M. Hoffman

and (if held as community property, joint tenancy, etc.)

_____________________________________

Spouse Printed Name: ____________________

Attachment B

AMENDMENT TO
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amendment to Amended and Restated Limited Liability Company Agreement (this “Amendment”) is effective as of July 5, 2021 (the “Effective Date”), by and among all of the members and managers of Luna Squares LLC, a Delaware limited liability company fka Innovative Property Management LLC (the “Company”).

RECITALS

A. The Company is currently governed by that certain Amended and Restated Limited Liability Company Agreement dated August 21, 2020, as amended from time to time (the “Agreement”); and

B. The parties desire to amend the Agreement pursuant to the terms and conditions of this Amendment to reflect certain changes in the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. Unless otherwise defined in this Amendment, all capitalized terms herein shall have the meanings ascribed to them in the Agreement.

2. Schedule A. Schedule A of the Agreement is deleted in its entirety and replaced with the following:

Schedule A

MEMBERS SCHEDULE

Member Name and Address	Membership Interest
Cosmos Manager LLC c/o Cosmos Capital Level 5, 97 Pacific Highway North Sydney, NSW 2060 Attn: James Manning james@cosmoscapital.io	50%
Mawson Infrastructure Group Inc. c/o Cosmos Capital Level 5, 97 Pacific Highway North Sydney, NSW 2060 Attn: James Manning james@cosmoscapital.io	25%

TRS Ventures, LLC 425 Lebanon St. Monroe, OH 45050	25%
Total:	100%

3. Binding Agreement. All of the terms and provisions of this Amendment shall be binding upon each party hereto and their respective successors and assigns, and shall inure to the benefit of each party hereto and their respective successors and assigns.

4. Counterparts. This Amendment may be executed in multiple counterparts and transmitted by facsimile, by electronic mail in portable document format (“PDF”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party's signature, with each such counterpart, facsimile or PDF signature constituting an original and all of which together constituting one and the same original.

5. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflicts of law principles.

6. Authority. The undersigned warrants that the individual executing this Amendment on behalf of such party has the requisite authority to execute this Amendment and to bind such party to all the provisions of this Amendment.

7. Continuing Validity. Except as expressly modified by this Amendment, the terms and conditions of the Agreement will remain unchanged and in full force and effect, and are expressly incorporated by reference in this Amendment. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment will prevail.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

COMPANY:		MEMBERS:

Luna Squares LLC		TRS Ventures, LLC

/s/ Kyle M. Hoffman		By:	/s/ Daniel Tuzzio
Kyle M. Hoffman, Manager		Name:	Daniel Tuzzio
		Title:	Manager
/s/ James Manning
James Manning, Manager		Mawson Infrastructure Group Inc.

Cosmos Manager LLC, Manager		By:	/s/ James Manning
		Name:	James Manning
By:	/s/ James Manning	Title:	CEO
Name:	James Manning
Title:	CEO	Cosmos Manager LLC

TRS Ventures, LLC, Manager		By:	/s/ James Manning
		Name:	James Manning
By:	/s/ Daniel Tuzzio	Title:	CEO
Name:	Daniel Tuzzio
Title:	Manager	FORMER MEMBERS:

/s/ Kyle M. Hoffman
Kyle M. Hoffman

Attachment C

Subscription Agreement